EXHIBIT 99

Winston Hotels, Inc. 2626 Glenwood Avenue • Suite 200 Raleigh, North Carolina 27608 www.winstonhotels.com NYSE: WXH

FOR FURTHER INFORMATION:

AT WINSTON HOTELS:
Patti L. Bell	Contact: Jerry Daly or Carol McCune (Media)
Director of Investor Relations	(703) 435-6293
& Administration	(jerry@dalygray.com,carol@dalygray.com)
(919) 510-8003
pbell@winstonhotels.com

For Immediate Release

Winston Hotels Reports Second Quarter 2004 Results

     RALEIGH, N.C., August 4, 2004-Winston Hotels, Inc. (NYSE: WXH), a real estate investment trust (REIT) and owner of premium limited-service, upscale extended-stay and full-service hotels, today announced results for the second quarter and six months ended June 30, 2004.

     Net income available to common shareholders was $3.7 million for the second quarter of 2004, or $0.14 per share, compared to $1.7 million, or $0.08 per share, for the same period a year earlier.

     Funds from operations (FFO) available to common shareholders increased 32.3 percent to $8.6 million, or $0.31 per common share, for the second quarter of 2004, based on 27.5 million fully diluted weighted average common shares outstanding, compared to $6.5 million, or $0.31 per common share, for the second quarter of 2003, based on 21.4 million fully diluted weighted average common shares outstanding.

     “The lodging industry recovery gained momentum in the second quarter, with improvements in both occupancy and rate, ” said Bob Winston, chief executive officer. “We believe the rebound is still in the initial stages and we continue to explore opportunities to acquire properties, either wholly owned or through joint ventures, as well as opportunities to provide financing to the hotel industry.”

     “We currently have approximately $82 million available under our $125 million corporate line of credit,” said Joe Green, president & CFO. “We believe the availability gives us excellent flexibility and positions us to take advantage of future opportunities that may arise.”

Acquisitions/Development/Dispositions

•	During the second quarter, the company continued its construction of a 147-room Courtyard by Marriott in Chapel Hill, N.C. The company owns a 48.78 percent interest in the joint venture that owns the property, which is expected to open in September 2004.

•	The company sold the 128-room Hampton Inn in Las Vegas, Nev. for $7.2 million, net of closing costs, in June 2004. The sale is part of the company’s ongoing efforts to recycle its capital into higher yielding investments.

Debt Investment Financing Program

     During the second quarter of 2004, the company continued its focus on originating and acquiring subordinated hotel debt. The company and Canyon Capital Realty Advisors, a national lending and real estate investment firm, provided a $16.85 million loan to finance the acquisition and major refurbishment and conversion of the 290-room Cornhusker Square Hotel in Lincoln, Neb. Canyon Capital provided $10.85 million as the first, or A, piece of the financing, and Winston provided $6 million as the second, or B piece. The hotel will remain open during the renovation and be converted to a full-service Marriott upon completion.

     “We believe that interest in our financing program, focusing on subordinated hotel loans for both acquisitions and new construction, will remain high as the recovery continues,” said Green. “Our program targets subordinated hotel loans between 60 percent and 85 percent of a project’s value, hotels with 100 to 425 rooms and single-asset loan amounts that range from $1 million to $15 million. We also seek to underwrite and acquire the junior mezzanine portion of loans that are originated in the marketplace under Collateralized Mortgage-Backed Securities (CMBS) programs.”

Internal Growth/Second Quarter Operating Statistics

     Operating margins decreased slightly to 43.1 percent in the 2004 second quarter, compared to 43.6 percent in the same quarter for 2003. For the 47 hotels that were open during the quarters ended June 30, 2004 and 2003 (excluding sold hotels), revenue per available room (RevPAR) improved 6.3 percent in the second quarter of 2004, with a 4.7 percent increase in occupancy and a 1.6 percent improvement in average daily room rate (ADR), compared to the same period a year earlier. “We are pleased with the increase in our occupancy and are focused on improving rate and margins,” Green said. Total revenues increased from $32.9 million in the second quarter of 2003 to $36.7 million in the second quarter of 2004. FFO available to common shareholders payout ratio was 73.2 percent on a trailing 12-month basis.

     Based on information provided by Smith Travel Research, RevPAR yield for the six months ended June 30, 2004 for the company’s portfolio was approximately 112 percent, up from 108 percent in the same period a year earlier, indicating that the company’s portfolio achieved disproportionately greater RevPAR than its competition. “We are benefiting from the economic recovery and are also gaining market share,” Green said. During the second quarter, the company declared a regular cash dividend of $0.15 per common share. The company also declared a cash dividend of $0.50 per share of Series B Preferred Stock.

     “We will continue to evaluate our dividend policy carefully, and remain comfortable with our current dividend level,” Green said.

Outlook and Guidance

     For the third quarter of this year, the company forecasts net income (loss) available to common shareholders per share of $0.09 to $0.11, compared to $(0.03) for the third quarter of 2003. The third quarter 2003 net loss available to common shareholders included management agreement termination costs of $1.3 million ($0.06 per share). For the 2004 third quarter, we expect an increase in RevPAR of 2 percent to 4 percent. FFO available to common shareholders per share for the third quarter of 2004 is expected to be between $0.25 and $0.27, compared to FFO available to common shareholders per share of $0.29 for the third quarter of 2003. This guidance assumes no additional acquisitions or placement of debt during the third quarter of 2004.

     Winston Hotels’ second quarter investor conference call is scheduled for 9 a.m. ET today, August 4, 2004. The call also will be simulcast over the Internet via the company’s Web site, www.winstonhotels.com. The replay will be available on the company’s Web site for 30 days and via telephone for seven days by calling 800-475-6701, access code 739208.

About the Company

     Raleigh, North Carolina-based Winston Hotels, Inc. is a real estate investment trust specializing in the development, acquisition, and repositioning of, and provision of subordinated financing to, premium limited-service, upscale extended-stay and full-service hotels, with a portfolio increasingly weighted toward the leading brands in the lodging industry’s upscale segment. The company currently owns or is invested in 49 hotels with an aggregate of 6,943 rooms in 15 states, which includes: 44 wholly owned properties with an aggregate of 6,262 rooms; a 49 percent ownership interest in one joint-venture hotel with 118 rooms; and a 13.05 percent ownership interest in four joint-venture hotels with 563 rooms. In addition, the company owns a 48.78 percent ownership interest in one joint venture that is developing a hotel with 147 rooms which we expect to open in September. The company also has issued mezzanine loans to owners of five hotels with 881 rooms. The company does not hold an ownership interest in any of the hotels for which it has provided mezzanine financing. For more information about Winston Hotels, visit the Winston Hotels Web site at www.winstonhotels.com

Note About Forward-Looking Statements

     In addition to historical information, this press release contains forward-looking statements. The reader can identify these statements by use of words like “may,” “will,” “expect,” “project,” “anticipate,” “estimate,” “target,” “believe,” or “continue” or similar expressions, including without limitation its acquisition and disposition plans for hotel properties, its hotel lending plans, its dividend policy, and its estimated net income, Earnings per share, FFO, FFO available to common shareholders and RevPAR for the 2004 third quarter. These statements represent the company’s judgment and are subject to risks and uncertainties that could cause actual operating results to differ materially from those expressed or implied in the forward looking statements including, but not limited to, changes in general economic conditions, lower occupancy rates, lower average daily rates, acquisition risks, development risks including risk of construction delay, cost overruns, occupancy and other governmental permits, zoning, the increase of development costs in connection with projects that are not pursued to completion, the risk of non-payment of mezzanine loans, or the failure to make additional hotel debt investments and investments in hotels. Other risks are discussed in the company’s filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2003.

Notes About Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules. As required by SEC rules, the company has provided a reconciliation in this press release of each non-GAAP financial measure to its most directly comparable GAAP measure. We believe that these non-GAAP measures, when combined with the company’s primary GAAP presentations required by the SEC, help improve our equity holders’ ability to understand our operating performance and make it easier to compare the results of our company with other hotel REITs. A description of each is provided below.

FFO

The Company reports FFO in accordance with the definition of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income (loss) (determined in accordance with generally accepted accounting principles, or “GAAP”), excluding gains (losses) from sales of property plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). The Company further subtracts preferred stock dividends from FFO to calculate FFO available to common shareholders. FFO available to common shareholders is a performance measure used by the Company in its budgeting and forecasting models, it is discussed during Board meetings, and is considered when making decisions regarding acquisitions, sales of properties, and other investments. Actual results are compared to budget and forecast on a monthly basis. The calculation of FFO and FFO available to common shareholders may vary from entity to entity, and as such the presentation of FFO and FFO available to common shareholders by the company may not be comparable to other similarly titled measures of other reporting companies. FFO and FFO available to common shareholders are not intended to represent cash flows for the period. FFO and FFO available to common shareholders have not been presented as an alternative to operating income, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

FFO is a supplemental industry-wide measure of REIT operating performance, the definition of which was first proposed by NAREIT in 1991 (and clarified in 1995, 1999 and 2002) in response to perceived drawbacks associated with net income under GAAP as applied to REITs. Since the introduction of the definition by NAREIT, the term has come to be widely used by REITs. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors have considered presentations of operating results for real estate companies that use historical GAAP cost accounting to be insufficient by themselves. Accordingly, the company believes FFO and FFO available to common shareholders (combined with the company’s primary GAAP presentations required by the SEC) helps improve our investors’ ability to understand the company’s operating performance. The company only uses FFO available to common shareholders as a supplemental measure of operating performance.

The company computes FFO available to common shareholders Payout Ratio by dividing common dividends per share paid over the last twelve months by trailing twelve-month FFO available to common shareholders per share for the same period.

RevPAR

RevPAR is an acronym for Revenue Per Available Room, which is determined by multiplying average daily rate by occupancy percentage for any given period. RevPAR does not include food and beverage or other ancillary revenues such as parking, telephone, or other guest services generated by the property. Similar to the reporting periods for the company’s statement of operations, hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) are always reported on a quarter to date and/or year to date basis.

WINSTON HOTELS, INC.
CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share amounts)

	June 30,	December 31,
	2004	2003
	(unaudited)
ASSETS
Land	$43,767	$44,788
Buildings and improvements	367,808	377,109
Furniture and equipment	49,401	51,323

Operating properties	460,976	473,220
Less accumulated depreciation	128,118	128,540

	332,858	344,680
Properties under development	8,843	3,521

Net investment in hotel properties	341,701	348,201
Assets held for sale	2,100	2,100
Corporate FF&E, net	491	621
Cash	5,750	5,623
Accounts receivable	3,468	2,505
Lease revenue receivable	—	179
Notes receivable	13,394	5,016
Investment in joint ventures	2,269	1,607
Deferred expenses, net	2,556	2,935
Prepaid expenses and other assets	15,323	8,653
Deferred tax asset	10,811	9,821

Total assets	$397,863	$387,261

LIABILITIES AND SHAREHOLDERS’ EQUITY
Due to banks	$40,000	$29,200
Long-term debt	84,954	91,284
Accounts payable and accrued expenses	12,396	11,484
Distributions payable	5,987	5,870

Total liabilities	143,337	137,838

Minority interest	10,645	17,489

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized, 3,000,000 shares issued and outstanding	—	30
Preferred stock, $.01 par value, 5,000,000 shares authorized, 3,680,000 shares issued and outstanding (liquidation preference of $92,736)	37	—
Common stock, $.01 par value, 50,000,000 shares authorized, 26,346,319 and 26,270,805 shares issued and outstanding	264	263
Additional paid-in capital	323,402	307,089
Accumulated other comprehensive loss	—	(33)
Unearned compensation	(954)	(527)
Distributions in excess of earnings	(78,868)	(74,888)

Total shareholders’ equity	243,881	231,934

Total liabilities and shareholders’ equity	$397,863	$387,261

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended	Three Months Ended
	June 30, 2004	June 30, 2003
Revenue:
Rooms	$33,257	$29,284
Food and beverage	2,419	1,961
Other operating departments	1,044	1,043
Percentage lease revenue	9	511
Joint venture fee income	45	79

Total revenue	36,774	32,878

Hotel operating expenses:
Rooms	7,273	6,564
Food and beverage	1,751	1,411
Other operating departments	721	691
Undistributed operating expenses:
Property operating expenses	7,177	5,900
Real estate taxes and property and casualty insurance	1,656	1,666
Franchise costs	2,381	2,105
Maintenance and repair	1,842	1,655
Management fees	871	704
Percentage lease expense	—	1,302
General and administrative	1,508	1,470
Depreciation	4,398	4,331
Amortization	331	221

Total operating expenses	29,909	28,020

Operating income	6,865	4,858
Interest and other income	424	285
Interest expense	1,673	1,913

Income before allocation to minority interest in Partnership, allocation to minority interest in consolidated joint ventures, income taxes, and equity in loss of unconsolidated joint ventures	5,616	3,230
Income allocation to minority interest in Partnership	185	94
Income allocation to minority interest in consolidated joint ventures	78	—
Income tax benefit	(285)	(142)
Equity in loss of unconsolidated joint ventures	(33)	(81)

Income from continuing operations	5,605	3,197
Discontinued operations:
Earnings from discontinued operations	200	200
Loss on sale of discontinued operations	(270)	—
Loss on impairment of asset held for sale	(24)	—

Net income	5,511	3,397
Preferred stock distribution	(1,840)	(1,734)

Net income available to common shareholders	$3,671	$1,663

Income per common share:
Basic and diluted:
Income from continuing operations	$0.14	$0.07
Income from discontinued operations	—	0.01

Net income per common share	$0.14	$0.08

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Six Months Ended	Six Months Ended
	June 30, 2004	June 30, 2003
Revenue:
Rooms	$62,511	$55,133
Food and Beverage	4,379	3,647
Other operating departments	2,037	2,134
Percentage lease revenue	701	1,068
Joint venture fee income	73	149

Total revenue	69,701	62,131

Hotel operating expenses:
Rooms	13,885	12,639
Food and beverage	3,220	2,716
Other operating departments	1,445	1,427
Undistributed operating expenses:
Property operating expenses	14,236	11,849
Real estate taxes and property and casualty insurance	3,313	3,345
Franchise costs	4,484	3,916
Maintenance and repair	3,674	3,240
Management fees	1,595	1,252
Percentage lease expense	—	2,210
General and administrative	3,140	2,957
Depreciation	8,832	8,831
Amortization	660	442

Total operating expenses	58,484	54,824

Operating income	11,217	7,307
Interest and other income	756	581
Interest expense	3,404	3,875

Income before allocation to minority interest in Partnership, allocation to minority interest in consolidated joint ventures, income taxes, and equity in income (loss) of unconsolidated joint ventures	8,569	4,013
Income allocation to minority interest in Partnership	181	74
Income allocation to minority interest in consolidated joint ventures	262	—
Income tax benefit	(973)	(630)
Equity in income (loss) of unconsolidated joint ventures	(54)	54

Income from continuing operations	9,045	4,623
Discontinued operations:
Earnings from discontinued operations	265	308
Gain on sale of discontinued operations	15	—
Loss on impairment of asset held for sale	(47)	—

Net income	9,278	4,931
Preferred stock distribution	(3,635)	(3,469)
Loss on redemption of Series A Preferred Stock	(1,720)	—

Net income available to common shareholders	$3,923	$1,462

Income per common share:
Basic and diluted:
Income from continuing operations	$0.14	$0.06
Income from discontinued operations	0.01	0.01

Net income per common share	$0.15	$0.07

WINSTON HOTELS, INC.
RECONCILIATION AND CALCULATION OF FFO, FFO AVAILABLE TO COMMON SHAREHOLDERS AND
FFO AVAILABLE TO COMMON SHAREHOLDERS PAYOUT RATIO
(in thousands, except per share data)

	For the Quarter Ended		For the Six Months Ended		For the Trailing Twelve
	June 30,		June 30,		Months Ended,
	2004	2003	2004	2003	June 30, 2004
Net income	$5,511	$3,397	$9,278	$4,931	$12,052
Income allocation to minority interest in Partnership	185	94	181	74	314
(Gain) loss on sale of discontinued operations	284	—	(16)	—	(16)
Minority interest allocation of loss on sale of discontinued operations	(14)	—	1	—	1
Minority interest allocation of earnings from discontinued operations	10	13	11	20	26
Depreciation	4,309	4,331	8,448	8,831	16,704
Depreciation from discontinued operations	87	218	192	439	544
Depreciation from joint ventures	101	204	308	398	765

FFO	10,473	8,257	18,403	14,693	30,390
Loss on redemption of Series A Preferred Stock	—	—	(1,720)	—	(1,720)
Preferred stock dividend	(1,840)	(1,734)	(3,635)	(3,469)	(7,104)

FFO Available to Common Shareholders	$8,633	$6,523	$13,048	$11,224	$21,566

Weighted average common shares outstanding assuming dilution	27,542	21,377	27,561	21,375	26,160

FFO Available to Common Shareholders per share	$0.31	$0.31	$0.47	$0.53	$0.82

Common dividend per share	$0.15	$0.15	$0.30	$0.30	$0.60

FFO Available to Common Shareholders Payout Ratio: (based on a twelve-month basis)
FFO Available to Common Shareholders per share - 7/1/03 through 6/30/04:					$0.82
Common dividends paid per share - 7/1/03 through 6/30/04					0.60

					73.2%

WINSTON HOTELS, INC.

2004 THIRD QUARTER GUIDANCE

RECONCILIATION OF NET INCOME TO FFO AND FFO AVAILABLE TO COMMON SHAREHOLDERS
(in thousands, except per share data)

	Guidance Range
	Low	High
Net Income	$4,100	$4,700
Depreciation	4,200	4,200
Depreciation from joint ventures	300	300
Minority interest allocation	100	100

FFO	8,700	9,300
Preferred stock dividend	(1,840)	(1,840)

FFO Available to Common Shareholders	$6,860	$7,460

Weighted average common shares assuming dilution	27,600	27,600
FFO Available to Common Shareholders per share	$0.25	$0.27

Winston Hotels, Inc.
Report of the Three and Six Months Ending June 30
RevPAR Performance for 47 Hotels

	Three Months Ending June 30			Six Months Ending June 30
	2004	2003	% CH	2004	2003	% CH
Combined Brands
Comfort Inn/Suites & Quality Suites	$47.10	$44.60	5.6%	$43.52	$40.00	8.8%
Courtyard, Fairfield Inn, Residence Inn	$57.97	$52.66	10.1%	$55.53	$49.81	11.5%
Hampton Inn/Suites	$55.57	$53.68	3.5%	$51.91	$50.54	2.7%
Hilton Garden Inn	$79.16	$71.22	11.1%	$74.44	$66.03	12.7%
Holiday Inn Express/Select	$55.49	$54.38	2.0%	$50.84	$49.35	3.0%
Homewood Suites	$64.33	$60.26	6.8%	$65.98	$62.98	4.8%
Region
South Atlantic	$53.84	$50.63	6.3%	$50.92	$48.29	5.4%
East North Central	$80.91	$69.35	16.7%	$71.74	$60.14	19.3%
West South Central	$41.90	$43.87	-4.5%	$43.75	$42.67	2.5%
Mountain	$44.91	$43.63	2.9%	$58.96	$55.02	7.2%
New England	$69.00	$67.51	2.2%	$63.56	$59.01	7.7%
Middle Atlantic	$82.78	$79.64	3.9%	$74.44	$71.47	4.2%
Segment
Upscale	$66.57	$61.35	8.5%	$65.23	$60.08	8.6%
Mid-scale w/ F&B	$62.39	$60.63	2.9%	$56.53	$53.84	5.0%
Mid-scale w/o F&B	$50.47	$48.10	4.9%	$46.71	$44.43	5.1%
Service
Limited-service	$50.47	$48.10	4.9%	$46.71	$44.43	5.1%
Full-service	$68.69	$63.44	8.3%	$63.58	$57.83	9.9%
Extended-stay	$59.55	$56.74	5.0%	$62.82	$60.36	4.1%
Total for 47 Hotels	$58.30	$54.82	6.3%	$55.28	$51.68	7.0%

Includes the company’s 44 wholly owned hotels as of June 30, 2004, as well as three joint venture hotels the company has held an ownership interest in during the periods presented. These joint venture hotels include the Ponte Vedra, FL Hampton Inn, the West Des Moines, IA Fairfield Inn & Suites and the Beachwood, OH Courtyard by Marriott.

Excludes two joint venture hotels, in which the company owns a 13.05 percent interest through the Charlesbank joint venture. These hotels include the Houston, TX Marriott Springhill Suites, acquired in September 2003, and the Shelton, CT Ramada Inn acquired in March 2004. The company did not hold an ownership interest in these properties or the properties were not open during the periods presented; therefore they are excluded from the table above.